BlackRock Liquidity Funds: MuniFund


File Number:  811-02354


CIK Number: 0000097098


For the Period Ended: 04/30/2007


Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the period November 1, 2006 through April 30, 2007.

                             Sales (In Thousands)

The information is in the following order:

TRANSACTION DATE
FACE AMOUNT
SECURITY DESCRIPTION
RATE
DUE DATE

12/07/2006
$35,835
RHODE ISLAND ST HEALTH & EDL B
3.41%
09/01/2032

02/01/2007
$6,995
WASHINGTON CNTY MINN HSG & REDEV A
3.67%
12/31/2025